    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 2001
                                                     REGISTRATION NO. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   -----------

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                          CUBIST PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                              2830                   22-3192085
(State or other jurisdiction of      (Primary Standard Industrial    (I.R.S. Employer
 incorporation or organization)      Classification Code Numbers)    identification No.)

                                 24 EMILY STREET
                               CAMBRIDGE, MA 02139
                                 (617) 576-1999
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   -----------

                            SCOTT M. ROCKLAGE, PH.D.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          CUBIST PHARMACEUTICALS, INC.
                                 24 Emily Street
                               Cambridge, MA 02139
                                 (617) 576-1999
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   -----------

                                 WITH COPIES TO:
                               JULIO E. VEGA, ESQ.
                            MATTHEW J. CUSHING, ESQ.
                                Bingham Dana LLP
                               150 Federal Street
                                Boston, MA 02110
                                 (617) 951-8000
                                   -----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

         ===============================================================================================================
                                                          PROPOSED MAXIMUM    PROPOSED MAXIMUM
         TITLE OF SECURITIES           AMOUNT TO          OFFERING PRICE      AGGREGATE             AMOUNT OF
         TO BE REGISTERED              BE REGISTERED      PER SHARE(1)        OFFERING PRICE(1)     REGISTRATION FEE
         ---------------------------------------------------------------------------------------------------------------
         Common Stock
         Par Value $.001 per share          253,835             $27.22           $6,909,388.70          $1,727.35
         ---------------------------------------------------------------------------------------------------------------

         (1) Estimated solely for the purpose of determining the registration fee. Calculated in accordance with Rule 457(c), based on the offering of up to 253,835 shares at a purchase price of $27.22 per share, which is the average of high and low prices reported in the consolidated reporting system of the Nasdaq National Market on January 18, 2001. It is not known how many shares will be purchased under this Registration Statement or at what price such shares will be purchased.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                                TABLE OF CONTENTS

                                                                                      PAGE
Where You Can Get More Information...................................................  2

Certain Information We Are Incorporating By Reference................................  2

Forward Looking Statements...........................................................  3

Risk Factors.........................................................................  3

Cubist Pharmaceuticals, Inc.......................................................... 11

Use of Proceeds...................................................................... 12

Selling Stockholders................................................................. 12

Plan of Distribution................................................................. 13

Experts.............................................................................. 15

PROSPECTUS

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IS NOT A SOLICITATION OF AN OFFER TO BUY IN ANY STATE IN WHICH AN OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

                  Subject to Completion, dated January 22, 2001

                                 253,835 SHARES
                          CUBIST PHARMACEUTICALS, INC.
                                  COMMON STOCK

         Selling stockholders identified in this prospectus may sell up to 253,835 shares of common stock of Cubist Pharmaceuticals, Inc. Cubist will not receive any of the proceeds from the sale of shares by the selling stockholders. Cubist's common stock is listed on the Nasdaq National Market under the symbol "CBST". On January 19, 2001 the closing sale price of the common stock, as reported on the Nasdaq National Market, was $26.25 per share. When used herein, the term "selling stockholder" includes donees, transferees, pledgees and other successors in interest.

          INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS," BEGINNING ON PAGE 3.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the National Market System of the Nasdaq Stock Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. More information is provided in the section titled "Plan of Distribution."

                The date of this Prospectus is __________, 2001.

                       WHERE YOU CAN GET MORE INFORMATION

         Cubist is subject to the reporting requirements of the Securities Exchange Act of 1934 and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC's Web site at http://www.sec.gov. Cubist's common stock is listed on the Nasdaq National Market, and you can read and inspect our filings at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Cubist has filed a Registration Statement on Form S-3 under the Securities Act of 1933 with the SEC with respect to the common stock being offered pursuant to this prospectus. This prospectus omits certain information contained in the Registration Statement on Form S-3, as permitted by the SEC. Refer to the Registration Statement on Form S-3, including the exhibits, for further information about Cubist and the common stock being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above.

         Upon request, Cubist will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any information that was incorporated by reference in the prospectus (other than exhibits to documents, unless the exhibits are specifically incorporated by reference into the prospectus). Cubist will also provide upon request, without charge to each person to whom a copy of this prospectus has been delivered, a copy of all documents filed from time to time by Cubist with the SEC pursuant to the Exchange Act of 1934. Requests for copies should be directed to Thomas A. Shea, Vice President and Chief Financial Officer, Cubist Pharmaceuticals, Inc. 24 Emily Street, Cambridge, MA 02139. Telephone requests may be directed to Mr. Shea at (617) 576-4155.

              CERTAIN INFORMATION WE ARE INCORPORATING BY REFERENCE

         We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         -- Annual Report on Form 10-K/A for the fiscal year ended December 31,
            1999;

         -- Quarterly Reports on Form 10-Q filed on November 14, 2000, August
            14, 2000 and May 12, 2000;

         -- Current Reports on Form 8-K/A filed on January 8, 2001 and on Form
            8-K filed on January 22, 2001, December 15, 2000, November 7, 2000, September 15, 2000, August 10, 2000 and April 6, 2000;

         -- The Definitive Proxy Statement filed on April 3, 2000;

         -- The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 17, 1996, including any amendments or reports filed for the purpose of updating that description; and

         -- The description of the preferred stock purchase rights for our Series A Junior Participating Preferred Stock contained in our registration statement on Form 8-A filed with the SEC on August 2, 1999, including any amendments or reports filed for the purpose of updating that description.

         You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

                              Cubist Pharmaceuticals, Inc.
                              24 Emily Street
                              Cambridge, MA 02139
                              Attn: Thomas A. Shea
                              (617) 576-1999
                              e-mail: tshea@cubist.com

         This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. No one else is authorized to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, including statements regarding Cubist's drug development programs, clinical trials, receipt of regulatory approval, capital needs, collaborative agreements, intellectual property, expectations and intentions. Forward-looking statements may be identified or qualified by words such as "likely", "will", "suggests", "may", "would", "could", "should", "expects", "anticipates", "estimates", "plans", "projects", "believes", or similar expressions and variants of those words or expressions.

         Forward-looking statements necessarily involve risks and uncertainties, and Cubist's actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below under "Risk Factors" and elsewhere in this prospectus. The factors set forth below under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. Cubist cautions readers not to place undue reliance on such statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                  RISK FACTORS

         INVESTING IN OUR STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISKS DESCRIBED BELOW, TOGETHER WITH THE OTHER INFORMATION IN THIS ANNUAL REPORT, BEFORE YOU MAKE A DECISION TO INVEST IN OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE, AND COULD CAUSE YOU TO LOSE ALL OR PART OF YOUR INVESTMENT.

                         RISKS RELATING TO OUR BUSINESS

OUR OPERATING RESULTS FOR THE FORESEEABLE FUTURE WILL DEPEND SIGNIFICANTLY ON OUR ABILITY TO OBTAIN REGULATORY APPROVAL OF, AND TO SUCCESSFULLY COMMERCIALIZE, DAPTOMYCIN, FORMALLY KNOWN AS DAPTOMYCIN.

         Daptomycin is currently our only drug candidate in clinical trials. We will not receive revenues or royalties from commercial sales of daptomycin or any other drug in the foreseeable future, if at all.

         Our development of daptomycin involves a high degree of risk. Many important factors will affect our ability to successfully develop and commercialize daptomycin, including our ability to:

         - demonstrate safety and efficacy of daptomycin at each stage of the clinical trial process;

         - meet applicable regulatory standards and receive required regulatory approvals;

         -  obtain and maintain necessary patents and licenses;

         -  produce daptomycin in commercial quantities at reasonable costs;

         -  obtain reimbursement coverage for daptomycin;

         -  compete successfully against other products; and

         -  market daptomycin successfully.

          We cannot be sure that we will successfully develop and commercialize daptomycin or that we will obtain required regulatory approvals for its commercialization. As a result, we may never generate revenues from daptomycin sales.

WE HAVE INCURRED SUBSTANTIAL LOSSES IN THE PAST AND EXPECT TO INCUR ADDITIONAL LOSSES OVER THE NEXT SEVERAL YEARS.

         Since we began operations, we have incurred substantial net losses in every fiscal period. We had net losses of $9.0 million in 1997, $14.4 million in 1998, and $24.1 million in 1999 and $26.9 million in the nine months ended September 30, 2000. We had an accumulated deficit of $90.8 million through September 30, 2000. These losses have resulted principally from costs in conducting research and development activities, commencing clinical trials and associated administrative costs.

         We expect to incur significant additional operating losses over the next several years as we expand our research and development efforts, preclinical testing and clinical trials and we implement manufacturing, marketing and sales programs. As a result, we cannot predict when we will become profitable, if at all, and if we do, we may not remain profitable for any substantial period of time. If we fail to achieve profitability within the time frame expected by investors, the market price of the common stock may decline.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE TERRAGEN DISCOVERY INC. AND ACHIEVE THE BENEFITS EXPECTED TO RESULT FROM THE ACQUISITION.

         On October 23, 2000, we concluded the acquisition of TerraGen Discovery Inc. We consummated the transaction with the expectation that it will result in mutual benefits including, among other things, benefits relating to expanded and complementary product offerings, increased market opportunity, new technology and the addition of research and development personnel. Achieving the benefits of the acquisition will depend in part on the integration of our technology, operations and personnel in a timely and efficient manner so as to minimize the risk that the merger will result in the loss of market opportunity or key employees or the diversion of the attention of management.

         In addition, TerraGen's principal offices are located in Vancouver, British Columbia, Canada, with a facility in Slough, England, and our principal offices are located in Cambridge, Massachusetts. We intend to maintain the operation of the Canadian and English facilities. We must successfully integrate operations and personnel in these offices with our operations and personnel for the acquisition to be successful. We cannot assure you that we will successfully integrate or profitably manage this process. In addition, we cannot assure you that, following the transaction, our businesses will achieve revenues, specific net income or loss levels, efficiencies or synergies that justify the acquisition or that the acquisition will result in increased earnings, or reduced losses, for the combined company in any future period.

IF WE DO NOT INTEGRATE TERRAGEN'S OPERATIONS QUICKLY AND EFFECTIVELY, SOME OR ALL OF THE POTENTIAL BENEFITS OF THE ACQUISITION MAY NOT OCCUR.

         We must make TerraGen's technology, products and services operate together with our technologies, products and services. If we do not integrate their operations and technologies quickly and smoothly, serious harm to the combined company's business, financial condition and prospects may result. Integrating the two businesses will entail significant diversion of management's time and attention. We may be required to spend additional time or money on integration that would otherwise be spent on developing their business and services or other matters.

THE LOSS OF KEY TERRAGEN PERSONNEL COULD MAKE IT DIFFICULT TO COMPLETE EXISTING PROJECTS AND UNDERTAKE NEW PROJECTS.

         The success of the combined company will depend on its ability to identify, hire and retain employees, and a significant component of the value of the merger is in the know-how and experience of TerraGen employees that we expect to employ. If key TerraGen employees were to leave after the acquisition, we may be unable to complete existing TerraGen projects or to undertake new projects, each of which could materially impair our future earnings and results of operations. We do not have employment agreements with any of the key employees of TerraGen that provide for a fixed term of employment.

A VARIETY OF RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

         Because we have operations in Canada and the United Kingdom, we are subject to additional risks related to operating in foreign countries. Our Canadian and English operations are organized as separate legal entities. Associated risks include:

         - unexpected changes in tariffs, trade barriers and regulatory requirements;

         - economic weakness, including inflation, or political instability in particular foreign economies and markets;

         - compliance with tax, employment immigration and labor laws for employees living and traveling abroad;

         -  foreign taxes including withholding of payroll taxes; and

         - foreign currency fluctuations, which could result in increased operating expenses and reduced revenues; and other obligations incident to doing business or operating a subsidiary in another country

         These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

WE DEPEND ON THIRD PARTIES FOR MANUFACTURING OF DAPTOMYCIN, AND OUR COMMERCIALIZATION OF DAPTOMYCIN COULD BE STOPPED, DELAYED OR MADE LESS PROFITABLE IF THOSE THIRD PARTIES FAIL TO PROVIDE US WITH SUFFICIENT QUANTITIES AT ACCEPTABLE PRICES.

         We have no experience in manufacturing. We lack the facilities and personnel to manufacture products in accordance with the Good Manufacturing Practices prescribed by the FDA or to produce an adequate supply of compounds to meet future requirements for clinical trials and commercialization of daptomycin. Drug manufacturing facilities are subject to an inspection before the FDA will issue an approval to market a new drug product, and all of the manufacturers that we intend to use must adhere to the current Good Manufacturing Practice regulations prescribed by the FDA.

         We currently depend entirely on one company, ACS Dobfar, to manufacture bulk daptomycin drug substance for our clinical trials, and on one company, Abbott Laboratories (Hospital Products Division), to manufacture clinical grade vialed formulation of daptomycin. We have entered into a manufacturing and supply agreement with DSM Capua to manufacture and supply to us bulk daptomycin drug substance for commercial purposes. We have also entered into a development and supply agreement with Abbot Laboratories to manufacture and supply final vialed daptomycin commercial drug product.

         We may not be able to enter into definitive agreements on acceptable terms for the expanded commercial scale manufacturing of daptomycin. If we are unable to do so, or if we are required to transfer manufacturing processes to other third-party manufacturers, we would be required to satisfy various regulatory requirements and we could experience significant delays in supply. If we are unable to maintain, develop or contract for manufacturing capabilities on acceptable terms at any time, our ability to conduct clinical trials and to make any commercial sales would be adversely affected.

IF WE ARE UNABLE TO DEVELOP SATISFACTORY SALES AND MARKETING CAPABILITIES, WE MAY NOT SUCCEED IN COMMERCIALIZING DAPTOMYCIN OR ANY OTHER PRODUCT CANDIDATE.

         We have no experience in marketing and selling drug products. We have entered into a marketing, distribution and development agreement with Gilead Sciences, Inc. for the development and commercialization of daptomycin in the European Community. We have not entered into other arrangements for the sale and marketing of daptomycin in North America. We may seek to collaborate with a third party to market our drugs or may seek to market and sell our drugs by ourselves. If we seek to collaborate with a third party in North America, we cannot be sure that a collaborative agreement can be reached on terms acceptable to us. If we seek to market and sell our drugs directly in North America, we will need to hire additional personnel skilled in marketing and sales. We cannot be sure that we will be able to acquire, or establish third-party relationships to provide, any or all of these marketing and sales capabilities in North America.

EVEN IF WE OBTAIN REGULATORY APPROVALS TO COMMERCIALIZE DAPTOMYCIN OR ANY OTHER DRUG, OUR DRUG PRODUCTS MAY NOT BE ACCEPTED BY PHYSICIANS, PATIENTS, THIRD-PARTY PAYORS OR THE MEDICAL COMMUNITY IN GENERAL.

         We cannot be sure that daptomycin or any other drug successfully developed by us, independently or with our collaborative partners, will be accepted by the pharmaceutical market. Daptomycin and any future products we develop will compete with a number of antimicrobial drugs manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any drugs we develop depends on a number of factors, including:

         -  our demonstration of the clinical efficacy and safety of our drugs;

         - the advantages and disadvantages of our drugs compared to existing therapies; and

         -  the reimbursement policies of government and third-party payors.

         We cannot be sure that physicians, patients, third-party payors or the medical community in general will accept and utilize any drugs we develop.

OUR APPROACH TO DRUG DISCOVERY IS UNPROVEN, AND WE MAY NOT SUCCEED IN IDENTIFYING ANY DRUG CANDIDATES WITH CLINICAL BENEFITS.

         Our approach requires the development of multiple novel technologies to create a successful drug candidate. While we have demonstrated that some compounds have the ability to inhibit the activity of some molecular targets, we have not proven that this activity can be utilized clinically as a therapeutic drug. We cannot be certain that any preliminary potential demonstrated in primary screening will continue to be encouraging in further screening or drug discovery studies. We have not tested any drug candidates developed from our drug discovery program in humans, and we cannot assure you that there will be clinical benefits associated with any drug candidates we do develop. Our failure to develop new drug candidates would have a material adverse effect on our business, operating results and financial condition.

OUR RESEARCH AND DEVELOPMENT PROGRAM FOR DRUG PRODUCTS OTHER THAN DAPTOMYCIN IS AT AN EARLY STAGE, AND WE CANNOT BE CERTAIN OUR PROGRAM WILL RESULT IN THE COMMERCIALIZATION OF ANY DRUG.

         Except for our development program for daptomycin, our research and development program is at an early stage. To date, we have not, independently or with our collaborative partners, optimized any lead drug candidates generated in our research program. Any drug candidates we develop will require significant additional research and development efforts prior to commercial sale, including extensive preclinical and clinical testing and regulatory approval. This may require increases in spending on internal projects, the acquisition of third party technologies or products and other types of investments. We cannot be sure our approach to drug discovery, acting independently or with our collaborative partners, will be effective or will result in the development of any drug. We cannot expect that any drug products that do result from our research and development efforts will be commercially available for many years.

         We have limited experience in conducting preclinical testing and clinical trials. Even if we receive initially positive preclinical or clinical results, those results will not mean that similar results will be obtained in the later stages of drug development. All of our potential drug candidates are prone to the risks of failure inherent in pharmaceutical product development, including the possibility that none of our drug candidates will be:

         -  safe, non-toxic and effective;

         -  approved by regulatory authorities;

         -  developed into a commercially viable drug;

         -  manufactured or produced economically;

         -  successfully marketed; or

         -  accepted widely by customers.

WE FACE SIGNIFICANT COMPETITION FROM OTHER BIOTECHNOLOGY AND PHARMACEUTICAL COMPANIES, AND OUR OPERATING RESULTS WILL SUFFER IF WE FAIL TO COMPETE EFFECTIVELY.

         The biotechnology and pharmaceutical industries are intensely competitive. We have many competitors both in the United States and internationally, including major multinational pharmaceutical and chemical companies, biotechnology companies and universities and other research institutions. Competition for daptomycin, in particular, includes commercially available drugs such as vancomycin, a generic antimicrobial drug, and drug candidates in clinical development.

         Many of our competitors have greater financial and other resources, such as larger research and development staffs and more effective marketing and manufacturing organizations. Our competitors may succeed in developing or licensing on an exclusive basis technologies and drugs that are more effective or less costly than any which we are currently developing, which could render our technology and future drug products obsolete and noncompetitive. It is possible for our competitors to obtain FDA or other regulatory approvals for drug candidates before we can. In general, companies that begin commercial sale of their drugs before their competitors have a significant competitive advantage in the marketplace, including the ability to obtain patent and FDA marketing exclusivity rights that would delay our ability to market specific products. Even if our drug candidates are approved for sale, we may not be able to compete successfully with competitors' existing products or products under development.

DECISIONS BY OUR COLLABORATIVE PARTNERS COULD IMPAIR OR PROHIBIT OUR DEVELOPMENT OF NEW PRODUCTS AND OTHERWISE ADVERSELY AFFECT OUR REVENUES.

         A key element of our strategy is to enhance our drug discovery and development programs, and to fund a portion of our capital requirements, by entering into collaborative agreements with pharmaceutical and biotechnology companies. Our receipt of revenues, whether in the form of continued research funding, drug development milestone payments or royalty payments on sales of drugs, from these collaborative agreements is dependent upon the decisions made by our collaborative partners. The amount and timing of resources dedicated by our collaborative partners to their respective collaborations with us is not under our control.

         Some drug candidates discovered by us may be viewed by our collaborative partners as competitive with their drugs or drug candidates. Accordingly, our collaborative partners may not elect to proceed with the development of drug candidates that we believe to be promising. In addition, our collaborative partners may pursue their existing or alternative technologies in preference to our drug candidates. As a result:

         - the interests and goals of our collaborative partners might not always coincide with ours;

         - some of our collaborative partners might develop independently, or with others, drugs that could compete with ours; or

         - disagreements over proprietary rights might lead to delays in research or in the development and commercialization of product candidates and might result in litigation or arbitration, either of which would be time-consuming and expensive.

         If any of our collaborative partners breaches or terminates its agreement with us or otherwise fails to conduct its collaborative activities in a timely manner:

         - the development or commercialization of any drug candidate or research program under these collaborative agreements may be delayed;

         - we may be required to undertake unforeseen additional responsibilities or to devote unforeseen additional resources to such development or commercialization; or

         - the development or commercialization could be terminated.

         We cannot be sure that we will be able to establish additional collaborative relationships on terms acceptable to us or to continue our existing collaborative arrangements.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY RIGHTS.

         Our success depends to a significant degree upon our ability to obtain United States and foreign patent protection for our drug candidates and processes, preserve our trade secrets, and operate without infringing the proprietary rights of third parties. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions, and the scope of claims made under such patents, are still developing. Our patent position is highly uncertain and involves complex legal and factual questions. We cannot be certain that the named applicants or inventors of the subject matter covered by our patent applications or patents, whether directly owned by us or licensed to us, were the first to invent or the first to file patent applications for such inventions. Third parties may challenge, infringe upon, circumvent or seek to invalidate existing or future patents owned by or licensed to us. A court or other agency with jurisdiction may find our patents unenforceable. Even if we have valid patents, these patents still may not provide sufficient protection against competing products or processes.

         If our drug candidates or processes are found to infringe upon the patents of others or are found to impermissibly utilize the intellectual property of others, our development, manufacture and sale of our infringing drug candidates could be severely restricted or prohibited. In this case, we may have to obtain licenses from third parties to continue utilizing the patents or proprietary rights of others. Obtaining these licenses may be expensive, if we are able to obtain them at all. If we become involved in litigation involving our intellectual property rights or the intellectual property rights of others, the potential costs of such litigation and the potential damages that we could be required to pay could be substantial.

         In addition to patent protection, we rely on trade secrets, proprietary know-how, and confidentiality provisions in agreements with our collaborative partners, employees and consultants to protect our intellectual property. We also rely on invention assignment provisions in agreements with employees and some consultants. It is possible that these agreements could be breached or that we might not have adequate remedies for any such breaches. Third parties may learn of or independently discover our trade secrets, proprietary know-how and intellectual property, which could have a material adverse effect on our business, financial condition and results of operations. Moreover, the laws of foreign countries in which we market our drug products may afford little or no effective protection of our intellectual property.

IF WE LOSE THE SERVICES OF SCOTT M. ROCKLAGE, PH.D., FRANCIS P. TALLY, M.D., OR OTHER KEY PERSONNEL, OUR BUSINESS WILL SUFFER.

         We believe that our ability to successfully implement our business strategy is highly dependent on our senior management and scientific team, including Scott M. Rocklage, Ph.D., our Chairman of the Board of Directors, Chief Executive Officer and President, and Francis P. Tally, M.D., our Executive Vice President, Scientific Affairs. Although Dr. Rocklage has entered into an employment agreement with us, he may terminate his employment at any time upon thirty days' written notice. No other senior executive officer or key employee has entered into an employment agreement with us. Losing the services of one or more of these individuals might hinder our ability to achieve our business objectives.

WE MUST HIRE AND RETAIN QUALIFIED PERSONNEL IN A COMPETITIVE LABOR MARKET.

         Our success in large part depends upon our ability to attract, train, motivate and retain qualified scientific personnel. Qualified personnel are in great demand throughout the biotechnology and pharmaceutical industries, and the competition for these employees therefore is intense. If we fail to attract and retain qualified personnel for our scientific and technical teams, the rate at which we can discover, develop and commercialize drugs will be limited. This could have a material adverse effect on our business, operating results and financial condition.

WE MAY REQUIRE ADDITIONAL FUNDS.

         We may require substantial additional funds in order to:

         - finance our drug discovery and development programs;

         - fund our operating expenses;

         - pursue regulatory approvals;

         - license or acquire additional drug candidates or technologies;

         - develop manufacturing, marketing and sales capabilities; and

         - prosecute and defend our intellectual property rights.

         We intend to seek additional funding through public or private financing or other arrangements with collaborative partners. If we raise additional funds by issuing equity securities, further dilution to existing stockholders may result. In addition, as a condition to giving additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders. We cannot be sure, however, that additional financing will be available from any of these sources or, if available, will be available on acceptable or affordable terms.

         If adequate additional funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research and development programs. In order to obtain additional funding, we may be required to relinquish rights to technologies or drug candidates that we would not otherwise relinquish in order to continue independent operations.

WE COULD INCUR SUBSTANTIAL COSTS RESULTING FROM PRODUCT LIABILITY CLAIMS RELATING TO OUR DRUG PRODUCTS.

         The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of pharmaceutical products. Using our drug candidates in clinical trials may expose us to product liability claims and possible adverse publicity. These risks will expand with respect to drugs, if any, that receive regulatory approval for commercial sale. Product liability insurance is expensive and may not be available in the future. We cannot be sure that we will be able to maintain or obtain insurance coverage at acceptable costs or in a sufficient amount, that our insurer will not disclaim coverage as to a future claim or that a product liability claim would not otherwise adversely affect our business, operating results or financial condition.

OUR ABILITY TO GENERATE FUTURE REVENUES FROM DRUG PRODUCTS WILL DEPEND ON REIMBURSEMENT AND DRUG PRICING.

         Acceptable levels of reimbursement of costs of developing and manufacturing of drugs and treatments related to those drugs by government authorities, private health insurers and other organizations, such as HMOs, will have an effect on the successful commercialization of, and attracting collaborative partners to invest in the development of, our drug candidates. We cannot be sure that reimbursement in the United States or elsewhere will be available for any drugs we may develop or, if already available, will not be decreased in the future. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our drugs. Any reduction in demand would adversely affect our business. If reimbursement is not available or is available only to limited levels, we may not be able to obtain collaborative partners to manufacture and commercialize drugs, and may not be able to obtain a satisfactory financial return on our own manufacture and commercialization of any future drugs.

         Third-party payors increasingly are challenging prices charged for medical products and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for pharmaceutical products, including any products that may be offered by us in the future. Cost-cutting measures that health care providers are instituting, and the effect of any health care reform, could materially adversely affect our ability to sell any drugs that are successfully developed by us and approved by regulators. Moreover, we are unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on our business.

WE MAY UNDERTAKE ADDITIONAL STRATEGIC ACQUISITIONS IN THE FUTURE AND ANY DIFFICULTIES FROM INTEGRATING SUCH ACQUISITIONS COULD DAMAGE OUR ABILITY TO ATTAIN OR MAINTAIN PROFITABILITY.

         We may acquire additional businesses and technologies that complement or augment our existing business and technologies. Integrating any newly acquired businesses or technologies could be expensive and time-consuming. We may not be able to integrate any acquired business successfully. Moreover, we may need to raise additional funds through public or private debt or equity financing to acquire any businesses, which may result in dilution for stockholders and the incurrence of indebtedness. We may not be able to operate acquired businesses profitably or otherwise implement our growth strategy successfully.

                     RISKS RELATED TO GOVERNMENTAL APPROVALS

IF WE DO NOT OBTAIN REGULATORY APPROVALS, WE WILL NOT BE ABLE TO MARKET DAPTOMYCIN OR ANY FUTURE DRUG CANDIDATES.

         The FDA and comparable regulatory agencies in foreign countries impose substantial requirements upon the commercial introduction of drug products to establish their safety and efficacy. These include lengthy and detailed preclinical, laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. All of our drug candidates will require governmental approvals for commercialization, none of which have been obtained. Preclinical testing and clinical trials and manufacturing of our drug candidates will be subject to rigorous and extensive regulation by the FDA and corresponding foreign regulatory authorities. Satisfaction of these requirements typically takes a significant number of years and can vary substantially based upon the type, complexity and novelty of the product.

         We are currently testing daptomycin in human clinical trials to determine whether daptomycin is safe and effective and, if so, to what degree. Many drugs in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Drugs in later stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial human testing. Our failure to demonstrate the safety and efficacy of daptomycin could delay or prevent required approvals from regulatory authorities. This would prevent us from commercializing daptomycin and would substantially impair our business, operating results and financial condition. We cannot be sure when we, independently or with our collaborative partners, might submit additional drug candidates for FDA or other regulatory review. Government regulation also affects the manufacturing and marketing of pharmaceutical products like ours.

         The effects of governmental regulations may be to:

         - delay the marketing of our potential drugs for a considerable or indefinite period of time;

         -  impose costly procedural requirements upon our activities; and

         - furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs.

         Delays in obtaining governmental regulatory approval could adversely affect our marketing as well as our ability to generate significant revenues from commercial sales. We cannot be sure that FDA or other regulatory approvals for any drug candidates developed by us will be granted on a timely basis or at all. Moreover, if regulatory approval to market a drug candidate is granted, the approval may impose limitations on the indicated use for which the drug may be marketed.

WE HAVE LIMITED EXPERIENCE IN CONDUCTING THE PRECLINICAL AND CLINICAL TESTING NECESSARY FOR US TO OBTAIN REGULATORY APPROVALS OF OUR DRUG CANDIDATES.

         Before we receive regulatory approvals for the commercial sale of any of our potential drugs, our drug candidates will be subject to extensive preclinical testing and clinical trials to demonstrate their safety and efficacy in humans. We depend on our collaborative partners to conduct clinical trials for the drug candidates resulting from the collaborative agreements, and we may become dependent on other third parties to conduct future clinical trials of our internally developed drug candidates. We have limited experience in conducting preclinical testing or clinical trials. Preclinical testing or clinical trials have been commenced only with respect to daptomycin and not with respect to any of our other drug candidates or any drug candidates being developed jointly by us and our collaborative partners. Furthermore, we cannot be sure that preclinical testing or clinical trials of any drug candidates will demonstrate the safety and efficacy of our drug candidates at all or to the extent necessary to obtain regulatory approvals. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after demonstrating promising results in earlier trials. The failure to demonstrate the safety and efficacy of a drug candidate under development would delay or prevent regulatory approval of the drug candidate and could have a material adverse effect on our business, operating results and financial condition.

IF WE FAIL TO COMPLY WITH EXTENSIVE REGULATIONS AFTER ANY REGULATORY APPROVAL OF A DRUG PRODUCT OR IF A REGULATORY AUTHORITY WITHDRAWS ITS APPROVAL OF A DRUG PRODUCT, WE MAY BE FORCED TO SUSPEND THE SALE OF THE PRODUCT.

         Even if initial regulatory approvals for our drug candidates are obtained, our company, our drugs and the manufacturing facilities for our drugs would be subject to continual review and periodic inspection. Later discovery of previously unknown problems with a drug, manufacturer or facility may result in restrictions on the drug, the manufacturer or us, including withdrawal of the drug from the market. The FDA stringently applies regulatory standards. Failure to comply can, among other things, result in fines, denial or withdrawal of regulatory approvals, product recalls or seizures, operating restrictions and criminal prosecution. In addition, our manufacturing facilities will be subject to FDA inspections for adherence to Good Manufacturing Practices prior to marketing clearance and periodically during the manufacturing process. The FDA may also require post-marketing testing and surveillance to monitor the effects of an approved product. In addition, if there are any modifications to a drug, further regulatory approval will be required.

                          CUBIST PHARMACEUTICALS, INC.

         Cubist Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on the research, development and commercialization of novel anti-microbial drugs to combat serious life-threatening bacterial and fungal infections. The mailing address and telephone number of our principal executive office is 24 Emily Street, Cambridge, MA 02139 (617) 576-1999.

                                 USE OF PROCEEDS

         Cubist will not receive any proceeds from the sale of the shares of common stock offered pursuant to this registration statement by the selling stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 19, 2001, by each of the selling stockholders. The selling stockholders covered by this prospectus are persons who received, or will receive upon exchange of shares of our wholly owned Canadian subsidiary exchangeable for, shares of our common stock, in each case, in connection with the acquisition of TerraGen Discovery, Inc., which occurred on October 23, 2000.

         Our registration of the shares of common stock covered by this prospectus does not necessarily mean that the selling stockholders will sell all or any of the shares. The information provided in the table below with respect to each selling stockholder has been obtained from such selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with Cubist or any of its predecessors or affiliates. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming each selling stockholder sells all of their shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they last provided to Cubist any information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933. Certain selling stockholders have not provided updated information to us regarding the shares of common stock beneficially owned by them.

                                                                       SHARES             NUMBER            SHARES
                                                                  BENEFICIALLY OWNED     OF SHARES     BENEFICIALLY OWNED
NAME AND ADDRESS OF BENEFICIAL OWNER                           PRIOR TO OFFERING (1)   BEING OFFERED   AFTER OFFERING(1)
------------------------------------                           ---------------------   -------------   -----------------
                                                                                                       NUMBER     PERCENT
                                                                                                       ------     -------
3I Bioscience Trust PLC (2)                                             3,798             3,798           -0-        *
Brandt Investment Limited                                               4,762             4,762           -0-        *
Business Development Bank of Canada (3)                                 2,532             2,532           -0-        *
Canadian Medical Discoveries Fund Inc. (4)                            132,153           132,153           -0-        *
S.R. One Limited (5)                                                    7,343             7,343           -0-        *
MDS Ventures Pacific Inc.                                              31,796            31,796           -0-        *
Xenova Discovery Limited (6)                                           58,282            58,282           -0-        *
Rosario Bauzon                                                             42                42           -0-        *
Julian Davies                                                           5,330             5,330           -0-        *
Robert How                                                                 21                21           -0-        *
Xiang Li                                                                  271               271           -0-        *
Karen Lu                                                                  107               107           -0-        *
Joseph McDermott                                                        1,280             1,280           -0-        *
Brian McGowan (7)                                                         907               907           -0-        *
Vivian Miao                                                               533               533           -0-        *
Christopher Radomski                                                      150               150           -0-        *
Geeta Saxena                                                              427               427           -0-        *


                                       12

Kah Tong Seow                                                             427               427           -0-        *
Tuck Wah Soong                                                            170               170           -0-        *
David Vapnek (8)                                                          302               302           -0-        *
Yue Wang                                                                   21                21           -0-        *
Barbara Waters                                                            746               746           -0-        *
Vera Webb                                                                  21                21           -0-        *
David Wood                                                              1,987             1,987           -0-        *
Wai Ho Yap                                                                427               427           -0-        *

-------------------------------------------------------------------------------

* Less than 1% of the outstanding shares of Common Stock.

(1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. Shares of Common Stock issuable pursuant to options, warrants and convertible securities, to the extent such securities are currently exercisable or convertible within 60 days of January 19, 2001, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.

(2) Includes 3,798 shares issuable upon exercise of warrants assumed by Cubist in the acquisition of TerraGen Discovery Inc.

(3) Includes 2,532 shares issuable upon exercise of warrants assumed by Cubist in the acquisition of TerraGen Discovery Inc.

(4) Includes 2,785 shares issuable upon exercise of warrants assumed by Cubist in the acquisition of TerraGen Discovery Inc.

(5) Includes 7,343 shares issuable upon exercise of warrants assumed by Cubist in the acquisition of TerraGen Discovery Inc.

(6) Includes 58,282 shares issuable upon conversion of a convertible debenture assumed by Cubist in the acquisition of TerraGen Discovery Inc.

(7) Includes 302 shares issuable upon exercise of warrants assumed by Cubist in the acquisition of TerraGen Discovery Inc.

(8) Includes 302 shares issuable upon exercise of warrants assumed by Cubist in the acquisition of TerraGen Discovery Inc.

                              PLAN OF DISTRIBUTION

         The shares of common stock may be sold from time to time by the selling stockholders or their donees, pledgees, transferees and other successors in interest in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. When used herein, the term "selling stockholders" refers to all of their donees, pledgees, transferees and other successors in interest. The shares of common stock may be sold in one or more of the following transactions:

         - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Stock Market,

         - in the over-the-counter market,

         - in private transactions,

         - through options, or

         - a combination of any of the above transactions.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering. The supplement will set forth the aggregate number of shares of common stock being offered and the terms of such offering, including the name or names of the broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed to be paid to broker/dealers.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through broker/dealers or agents. The selling stockholders and any broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may not sell all of the shares. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

         To comply with the securities laws of certain jurisdictions, if applicable, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock offered hereby may not simultaneously engage in market-making activities with respect to our common stock for a specified period prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act and the rules and regulations promulgated under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         All expenses of this registration will be paid by Cubist. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts and selling commissions, if any.

                                     EXPERTS

         The audited consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A of Cubist Pharmaceuticals, Inc. ("Cubist") for the year ended December 31, 1999 and the audited supplemental historical financial statements included on page F-2 of Cubist's Report 8-K dated January 22, 2001, except as they relate to Cubist Pharmaceuticals Inc. (formerly TerraGen Discovery Inc.), have been audited by PricewaterhouseCoopers LLP, independent accountants and, insofar as they relate to Cubist Pharmaceuticals Inc. (formerly TerraGen Discovery Inc.), by KPMG LLP, independent accountants, whose reports thereon appear therein. Such financial statements have been so incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

================================================================================

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION IS NOT PERMITTED. NO SALE MADE PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS CUBIST SINCE THE DATE OF THIS PROSPECTUS.

         TABLE OF CONTENTS
--------------------------------------

                                  PAGE
Where You Can Get More
Information.....................   2

Certain Information We Are
Incorporating By Reference......   2

Forward Looking Statements......   3

Risk Factors....................   3

Cubist Pharmaceuticals, Inc.....  11

Use of Proceeds.................  12

Selling Stockholders............  12

Plan of Distribution............  13

Experts.........................  15

                                 253,835 SHARES

                          CUBIST PHARMACEUTICALS, INC.

                                  COMMON STOCK

                               -------------------

                                   PROSPECTUS

                                JANUARY ___, 2001

                               -------------------

================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various costs and expenses to be paid by us in connection with the offering of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.


SEC Registration Fee.........................................           $1,727.35
Nasdaq National Market Listing Fees..........................           $2,538.35
Legal Fees and Expenses......................................          $20,000.00
Accountants' Fees and Expenses...............................          $15,000.00
Miscellaneous Costs..........................................

      Total..................................................

         All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

         The Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, copies of which are filed herein as Exhibit 3.3 and 3.4, provide for advancement of expenses and indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions to the fullest extent permissible under Delaware law.

         The Registration Rights Agreement, dated as of January 27, 2000 (filed herein as Exhibit 10.1) provides for indemnification by the Registrant of each of the selling stockholders against certain liabilities under the Securities Act, the Securities Exchange Act, state securities laws or otherwise, and provides for indemnification by the selling stockholders of the Registrant and its directors, its officers and certain control persons against certain liabilities under the Securities Act, the Securities Exchange Act, state securities laws or otherwise.

ITEM 16. EXHIBITS

EXHIBITS
3.1    Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3 to Cubist's Quarterly Report on Form 10-Q filed on
       August 12, 1999) (File no. 000-21379).
3.2    Amended and Restated By-Laws of the Registrant, as amended to date
       (incorporated by reference to Exhibit 3.4 to Cubist's Registration
       Statement on Form S-1) (Registration No. 333-6795).
4.1    Specimen certificate for shares of Common Stock (incorporated by reference to Exhibit 3.4 to Cubist's Registration Statement on Form S-1)
       (Registration No. 333-6795).
4.2    Rights Agreement dated as of July 21, 1999 between Cubist and BankBoston,
       N.A. as Rights Agent (incorporated by reference to Exhibit 99.1 to
       Cubist's Report on Form 8-K filed on July 30, 1999) (File no. 000-21379).
4.3    First Amendment, dated as of March 7, 2000, to the Rights Agreement, dated as of July 21, 2000 between the Company and Fleet National Bank
       f/k/a BankBoston, N.A., as Rights Agent (incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on Form 8-A/A
       filed on March 9, 2000) (File No. 000-21379).
4.4    Form of Amended Rights Certificate (incorporated herein by reference to
       Exhibit 4.4 to the Company's Registration Statement on Form 8-A/A filed on March 9, 2000) (File No. 000-21379).
5      Opinion of Bingham Dana LLP.


23.1   Consent of Bingham Dana LLP (included in Exhibit 5).
23.2   Consent of PricewaterhouseCoopers LLP.
23.3   Consent of KPMG LLP.
24.1   Power of Attorney (included in signature pages hereto).
99.1 Shareholder's Agreement among Cubist, its wholly-owned and each of the shareholder parties thereto dated as of August 5, 2000. (incorporated by reference to Exhibit 4.1 to Cubist's Report on Form 8-K filed on November
       7, 2000) (File no. 000-21379)

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                           (1) To file, during any period in which offers or
                  sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                           (2) That, for the purpose of determining any
                  liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Cubist Pharmaceuticals, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 22nd day of January, 2001.

                                       CUBIST PHARMACEUTICALS, INC.

                                       By: /s/ Scott M. Rocklage
                                           -------------------------------------
                                           Scott M. Rocklage
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby appoint each of Scott
M. Rocklage and Thomas A. Shea severally, acting alone and without the other, his/her true and lawful attorney-in-fact with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this Registration Statement on Form S-3, to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                     SIGNATURE                                                TITLE                                       DATE

/s/ Scott M. Rocklage
------------------------------------                 Chairman of the Board of Directors, President, Chief           January 22, 2001
Scott M. Rocklage                                    Executive Officer and Director
                                                     (Principal Executive Officer)

/s/ Thomas A. Shea
------------------------------------                 Vice President and Chief Financial Officer                     January 22, 2001
Thomas A. Shea

/s/ John K. Clarke
------------------------------------                 Director                                                       January 22, 2001
John K. Clarke

/s/ Barry M. Bloom
------------------------------------                 Director                                                       January 22, 2001
Barry M. Bloom

/s/ Walter Maupay
------------------------------------                 Director                                                       January 22, 2001
Walter Maupay

/s/ David Martin
------------------------------------                 Director                                                       January 22, 2001
David Martin

/s/ Paul R. Schimmel
------------------------------------                 Director                                                       January 22, 2001
Paul R. Schimmel

/s/ John Zabriskie
------------------------------------                 Director                                                       January 22, 2001
John Zabriskie

------------------------------------                 Director                                                       January __, 2001
Susan Bayh

                                  EXHIBIT INDEX

EXHIBITS
3.1    Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3 to Cubist's Quarterly Report on Form 10-Q filed on
       August 12, 1999) (File no. 000-21379).
3.2    Amended and Restated By-Laws of the Registrant, as amended to date
       (incorporated by reference to Exhibit 3.4 to Cubist's Registration
       Statement on Form S-1) (Registration No. 333-6795).
4.1    Specimen certificate for shares of Common Stock (incorporated by reference to Exhibit 3.4 to Cubist's Registration Statement on Form S-1)
       (Registration No. 333-6795).
4.2    Rights Agreement dated as of July 21, 1999 between Cubist and BankBoston,
       N.A. as Rights Agent (incorporated by reference to Exhibit 99.1 to
       Cubist's Report on Form 8-K filed on July 30, 1999) (File no. 000-21379).
4.3    First Amendment, dated as of March 7, 2000, to the Rights Agreement, dated as of July 21, 2000 between the Company and Fleet National Bank
       f/k/a BankBoston, N.A., as Rights Agent (incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on Form 8-A/A
       filed on March 9, 2000) (File No. 000-21379).
4.4    Form of Amended Rights Certificate (incorporated herein by reference to
       Exhibit 4.4 to the Company's Registration Statement on Form 8-A/A filed on March 9, 2000) (File No. 000-21379).
5      Opinion of Bingham Dana LLP.
23.1   Consent of Bingham Dana LLP (included in Exhibit 5).
23.2   Consent of PricewaterhouseCoopers LLP.
23.3   Consent of KPMG LLP
24.1   Power of Attorney (included in signature pages hereto).
99.1   Shareholder's Agreement among Cubist, its wholly-owned and each of the shareholder parties thereto dated as of August 5, 2000. (incorporated by reference to Exhibit 4.1 to Cubist's Report on Form 8-K filed on November
       7, 2000) (File no. 000-21379)